EXHIBIT 11 - CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE


                                 MICROAGE, INC.
                 NET INCOME (LOSS) PER COMMON SHARE CALCULATION
                                 (in thousands)

                                               Quarter ended         39 weeks ended
                                           ---------------------  --------------------
                                           August 2,  August 3,   August 2,  August 3,
                                             1998       1997        1998       1997
                                            -------   -------     --------    -------
BASIC
 Weighted average common shares              19,859    16,489       19,633     16,378
                                            -------   -------     --------    -------
DILUTED
 Weighted average shares from
  basic calculation                          19,859    16,489       19,633     16,378

 Dilutive effect of stock options
  and warrants                                  446       777           --        783
                                            -------   -------     --------    -------
   Weighted average common and common
   equivalent shares outstanding - diluted   20,305    17,266       19,633     17,161
                                            -------   -------     --------    -------

NET INCOME  (LOSS)                          $    26   $ 6,353     $(12,047)   $17,799

Net income (loss) per common and
 common equivalent share:
   Basic                                    $  0.00   $  0.39     $  (0.61)   $  1.09
                                            =======   =======     ========    =======
   Diluted                                  $  0.00   $  0.37     $  (0.61)   $  1.04
                                            =======   =======     ========    =======